Exhibit 5.1

May 29, 2003

U.S.I. Holdings Corporation

50 California Street, 24th Floor

San Francisco, California 94111-4796

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to a registration statement on Form S-8 (the “Registration Statement”) of U.S.I. Holdings Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale by the Company of 150,000 shares of common stock, par value $.01 per share (the “Shares”) of the Company pursuant to the Company’s U.S.I. Holdings Corporation Hastings-Tapley Insurance Agency Long-Term Incentive Plan (the “Plan”).

In this connection, I have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to my satisfaction, of the Certificate of Incorporation and the By-Laws of the Company as amended to date, and such other documents and corporate records relating to the Company as I have deemed appropriate for the purpose of rendering the opinion expressed herein. The opinion expressed herein is based exclusively on the applicable provisions of the Delaware General Corporation Law and federal securities laws as in effect on the date hereof.

On the basis of the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to the use of my name under the section captioned “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/S/    ERNEST J. NEWBORN, II, ESQ.